Exhibit 3.6

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ORTHOPEDIATRICS CORP.

OrthoPediatrics Corp. (the “Corporation”) was incorporated by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on November 30, 2007 (as amended, the “Original Certificate of Incorporation”). This Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the provisions of the Original Certificate of Incorporation, was duly adopted by the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and by the written consent of its stockholders in accordance with Section 228 of the DGCL. The Original Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I: NAME

The name of the Corporation is OrthoPediatrics Corp.

ARTICLE II: REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as it now exists or may hereafter be amended and/or supplemented.

ARTICLE IV: CAPITAL STOCK

The Corporation is authorized to issue two classes of capital stock to be designated as, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation is authorized to issue is 55,000,000. The total number of shares of Common Stock that the Corporation is authorized to issue is 50,000,000, having a par value of $0.00025 per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 5,000,000, having a par value of $0.00025 per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased, but not below the number of shares thereof then outstanding, by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of Section 242(b)(2) of the DGCL. The designations, powers, privileges and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of capital stock of the Corporation are as follows:

A.           General. The voting, dividend, liquidation, conversion and stock split rights of the holders of Common Stock are subject to and qualified by the rights of the holders of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board”) upon any issuance of any series of Preferred Stock. Authority is hereby expressly granted to the Board from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designations relating thereto in accordance with the DGCL, to determine and fix the number of shares of such series and the voting powers, if any, and designations, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, including, without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolution or resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior, rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

B.           Voting. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by such holder. Each holder of Common Stock shall be entitled to notice of any meeting of stockholders in accordance with the bylaws of the Corporation as in effect at the time in question (the “Bylaws”) and applicable law on all matters put to a vote of the stockholders of the Corporation. Except as otherwise required by law, each holder of any series of Preferred Stock shall be entitled only to the voting rights, if any, as shall expressly be granted thereto by the resolution or resolutions providing for the issuance of such series of Preferred Stock.

C.           Dividends. Subject to the rights of any holders of any series of Preferred Stock which may from time to time come into existence and be outstanding, each holder of Common Stock shall be entitled to the payment of dividends and the right to receive other distributions from the Corporation when and as declared by the Board in accordance with applicable law. Any dividends or other distributions declared by the Board to the holders of the then-outstanding Common Stock shall be paid to such holders pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend or other distribution.

D.           Liquidation. Subject to the rights of any holders of any series of Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the stockholders of the Corporation shall be distributed among the holders of the then-outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder as of the date of such distribution.

ARTICLE V: BOARD OF DIRECTORS

A.           Except as otherwise provided herein or in the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to Article IV, including any certificate of designation filed with respect to any series of Preferred Stock, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board. The directors shall be divided into three classes designated Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of such directors. Class I directors shall initially serve for a term expiring at the first annual meeting of stockholders of the Corporation following the date the Common Stock is first publicly traded (the “IPO Date”), Class II directors shall initially serve for a term expiring at the second annual meeting of stockholders of the Corporation following the IPO Date and Class III directors shall initially serve for a term expiring at the third annual meeting of stockholders of the Corporation following the IPO Date. At each succeeding annual meeting, successors to the class of directors whose term expires at such meeting shall be elected for a term expiring at the third succeeding annual meeting of stockholders of the Corporation. If the total number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any such additional director of any class elected to fill a newly-created directorship resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of such class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director. A director shall hold office until the annual meeting at which his or her term expires and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign each director already in office to his or her respective class.

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B.           Subject to the rights granted pursuant to that certain Stockholders Agreement, dated [•], 2017, by and between the Corporation and Squadron Capital LLC, a Delaware limited liability company (as may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”), any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board, whether by death, resignation, retirement, disqualification, removal or other cause, shall be filled by a majority of the directors then in office, although less than a quorum, by a sole remaining director or by the stockholders. Any director elected to fill a vacancy or newly-created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

C.           Any or all of the directors may be removed only for cause and only by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.

ARTICLE VI: LIMITATION OF DIRECTOR LIABILITY

A.           The personal liability of the directors of the Corporation to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duties as director, is hereby eliminated to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended and/or supplemented. If the DGCL is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B.           The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended and/or supplemented, indemnify, advance expenses and hold harmless any person who was or is a director or officer of the Corporation or its subsidiaries. The Corporation may, by action of the Board, provide rights to indemnification and advancement of expenses to such other employees or agents of the Corporation or its subsidiaries to such extent and to such effect as the Board shall determine to be appropriate and authorized by the DGCL.

C.           Any amendment, repeal or modification of this Article VI, or the adoption of any provision inconsistent with this Article VI, shall not adversely affect any rights or protection existing hereunder immediately prior to such amendment, repeal or modification.

ARTICLE VII:

CONSENT OF STOCKHOLDERS IN LIEU OF MEETING; ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

A.           No action that is required or permitted to be taken at any annual or special meeting of stockholders may be effected by written consent of such stockholders in lieu of a meeting.

B.           An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, if any, on such date and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

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C.           Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock which may from time to time come into existence and be outstanding, special meetings of stockholders for any purpose or purposes may be called at any time only by or at the direction of the Board, the Chairman of the Board, the Chief Executive Officer or the President.

ARTICLE VIII: MISCELLANEOUS

A.           Bylaws. In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders. The Corporation may in the Bylaws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

B.           Forum. The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or its stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision hereof, of the DGCL or of the Bylaws or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each such case subject to the Court of Chancery of the State of Delaware having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this Article VIII.

C.           Amendment. Notwithstanding anything contained herein, in addition to any vote required by applicable law, the following provisions hereof may be amended, repealed or modified, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class: Article V, Article VII and this Article VIII.

D.           Severability. If any provision or provisions hereof shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions hereof, including, without limitation, each portion of any paragraph hereof containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable, shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions hereof, including, without limitation, each such portion of any paragraph hereof containing any such provision held to be invalid, illegal or unenforceable, shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

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IN WITNESS WHEREOF, the Corporation has caused this this Amended and Restated Certificate of Incorporation to be executed on this [•] day of [•], 2017.

Mark C. Throdahl
President and Chief Executive Officer

[Signature Page to Amended and Restated Certificate of Incorporation]